Exibit 99.1

BioSpecifics Technologies Corp. Mourns Death of Chairman and CEO Edwin H. Wegman.

LYNBROOK, N.Y.— BioSpecifics Technologies Corp. (“BTC”), is saddened to announce the death of its Founder, Chairman and Chief Executive Officer Edwin H. Wegman, who passed away on February 16, 2007 at age 87. Thomas L. Wegman, President of BTC has assumed all executive responsibilities.

“I am deeply saddened by my Dad’s death,” said Thomas L. Wegman. “Those who knew my Dad respected him tremendously as a true visionary, an entrepreneur, a man who strongly believed both in his product and the company he founded. Edwin H. Wegman started Advance Biofactures Corp., the wholly-owned subsidiary of BTC, in 1957. All of us at BTC mourn his passing,”

BTC is a biopharmaceutical company that has manufactured the active pharmaceutical ingredient used in a Food and Drug Administration licensed collagenase ointment that has been marketed for over 30 years. As a result of its research and development efforts BTC has also developed an injectable collagenase for treatment of various diseases or indications. BTC has a development and license agreement with Auxilium Pharmaceuticals, Inc. (“Auxilum”) for injectable collagenase for clinical indications in Dupuytren’s disease, Peyronies’s disease and frozen shoulder (adhesive capsulitis). Auxlium also has an option to acquire additional indications that BTC may pursue, including cellulite and lipomas.

Edwin H. Wegman is survived by his wife, Toby, and his two sons, Mark and Thomas.

For More Information: Lawrence Dobroff, CFO
BioSpecifics Technologies Corp
516-593-7000
ldobroff@biospecifics.com